FIRST EAGLE INVESTMENT MANAGEMENT, LLC

CODE OF CONDUCT UNDER THE ADVISERS ACT RULE 204A-1

I. GENERAL PRINCIPLES

First Eagle Investment Management, LLC (the “Adviser” or “FEIM”) has an overarching fiduciary duty to its clients and it is the obligation of FEIM personnel to uphold that fundamental duty. The Adviser believes the following principles are a significant component of maintaining an ethical culture FEIM:

•	Personnel of the Adviser must at all times place the interests of clients first and should not take inappropriate advantage of their positions.

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All personal securities transactions should be conducted in such a manner as to be consistent with this Code of Conduct and FEIM’s Personal Securities Trading Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential.

•	Our independence in the investment decision-making process is paramount.

The general principles discussed in this section govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Separately maintained policies and procedures of the Adviser may be incorporated by reference.

Failure to comply with this (or any separately maintained policies and procedures referred by this Code of Conduct) may result in disciplinary action, including termination of employment.

For additional information about the Code or any other ethics-related questions, please contact any of the following individuals:

Mark Goldstein	(212) 698-3101 mark.goldstein@feim.com
Joseph Tropeano	(212) 698-3241 joseph.tropeano@feim.com

II. DEFINITIONS

“Access Person” shall mean any director, trustee, officer, general partner of the Funds or of the Adviser, or any Advisory Person of the Funds or of the Adviser.

“Chief Compliance Officer” shall mean the Chief Compliance Officer appointed by the Adviser and any of his designees.

“Funds” mean each of the separate series of the First Eagle Funds and First Eagle Variable Funds, together with any other registered investment companies that may in the future be advised by FEIM.

“Supervised Person” shall mean any director, officer, and partner of the Adviser (or other persons occupying a similar status or performing similar functions); employees of the Adviser; and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. For the avoidance of doubt, depending on the circumstances any of the following may be a Supervised Person: temporary workers; consultants; independent contractors; certain employees of affiliates; or particular persons designated as such by the Chief Compliance Officer.

III. STANDARDS OF BUSINESS CONDUCT

Rule 204A-1 requires investment advisers to adopt a standard of business conduct required of Supervised Persons, which must reflect FEIM’s and its Supervised Persons’ fiduciary obligations.

1. Compliance with Laws and Regulations. Supervised Persons must comply with applicable federal securities laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To defraud such client in any manner;

b.	To mislead such client, including by making a statement that omits material facts;

c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.	To engage in any manipulative practice with respect to such client; or

e.	To engage in any manipulative practice with respect to securities, including price manipulation.

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2. Conflicts of Interest. As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty will be best achieved by trying to avoid conflicts of interest and, if unavoidable, by fully disclosing all material facts concerning any conflict that does arise with respect to any client and, as appropriate, following policies and procedures designed to limit the impact of the conflict on any affected client. Individuals subject to the Code are strongly encouraged to avoid situations that have even the appearance of conflict or impropriety.

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Conflicts Among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Inappropriate favoritism by personnel of one client over another client that would constitute a breach of fiduciary duty is prohibited. See, e.g., the Adviser’s procedures titled Portfolio Management – Trade Allocation and Portfolio Management – Proxy Voting.

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Competing with Client Trades. Supervised Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in the Personal Securities Trading Code of Ethics.

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Disclosure of Personal Interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

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Referrals/Brokerage. Supervised Persons must act in the best interests of the clients regarding execution and other costs paid by clients for brokerage services. In doing so, Supervised Persons must adhere to the Adviser’s Best Execution and Directed Brokerage Policies and Procedures.

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Vendors and Suppliers. Supervised Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions or recommendations on behalf of the Adviser. Supervised Persons with such interest are prohibited from negotiating or making decisions or recommendations regarding the Adviser’s business with those companies, within the discretion of the Chief Compliance Officer.

•	No Transactions with Clients. Supervised Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

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3. Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Personnel are also prohibited from communicating material nonpublic information to others in violation of the law. See the Personal Securities Trading Code of Ethics.

In addition, Supervised Persons are prohibited from engaging in securities manipulation. Conduct with the primary intent of affecting the market price of a security is securities manipulation, regardless of whether such conduct drives market prices closer to a fair value. This prohibition aims to prevent artificial interference with a free and open market. Securities manipulation, which can carry criminal penalties, includes the intentional or reckless creation or spreading of false information (i.e. rumor-mongering) intended to increase or decrease the market price of a security. That said, the following is NOT rumor-mongering: (a) the expression of a good faith opinion regarding a security, so that saying what one reasonably believes to be true is, without more, not market manipulation even when it is said with the primary intent of affecting market price, and (b) any other transfer of information about a security without a primary intent to affect market prices. Supervised Persons should be especially aware that intentionally spreading false rumors or engaging in collusive activity to impact the financial condition of an issuer will not be tolerated and will be vigorously and aggressively investigated by the regulatory authorities. This type of activity is highly detrimental both to the investing public and to companies constituting important components of the U.S. financial system. Questions about securities manipulation and a person’s intent will be reviewed by an investigator with 20/20 hindsight.

4. Gifts and Entertainment. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Adviser and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person. The Adviser has adopted a Gifts & Entertainment Policy which is incorporated herein. See the Gifts & Entertainment Policy. In addition, special rules relate to requests by broker representatives who sell Fund shares for support for events hosted or sponsored by the representatives. See the Funds’ Broker Support Policy. That Policy also provides guidance relating to FEIM acting as sponsor host to diligence or other informational meetings for these broker representatives.

5. Political and Charitable Contributions. FEIM employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

6. Confidentiality. The Adviser must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm. See the Privacy Policies and Procedures.

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7. Service on a Public Company Board of Directors. See the Personal Securities Trading Code of Ethics.

8. Other Outside Activities. The Adviser discourages Supervised Persons from engaging in outside business or investment activities that may interfere with their duties with the Adviser. Any outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions, without the prior written approval of the Chief Compliance Officer are prohibited. Special provisions apply to rendering investment advice to persons other than FEIM clients. See the Personal Securities Trading Code of Ethics.

Regardless of whether an activity is specifically addressed in the Code, Supervised Persons should disclose to the Chief Compliance Officer any personal interest that might present a conflict of interest or harm the reputation of the Adviser.

9. Marketing and Promotional Activities. All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. See FEIM’s Marketing – Form ADV Amendments, Marketing – Solicitations and Portfolio Management-Media Appearances Policies and Procedures.

IV. ADMINISTRATION AND ENFORCEMENT OF THE CODE

1. Annual Certification of Compliance. All Supervised Persons are required to certify in writing on the Form attached as Appendix A that they have: (a) received a copy of the code; (b) read and understand all provisions of the code; and (c) agreed to comply with the terms of the code. Supervised Persons will be notified of any amendments to the Code. All Supervised Persons must annually renew their certifications.

2. Annual Review. The Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation. Such review will include a report to FEIM’s senior management.

3. Reporting Violations. All Supervised Persons must report violations of the Code of Conduct and the Adviser’s Personal Securities Trading Code of Ethics promptly to the Chief Compliance Officer. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

4. Sanctions. Any violation of the Code may result in any disciplinary action that the Chief Compliance Officer deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions by FEIM, violations may result in referral to civil or criminal authorities where required or otherwise appropriate.

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APPENDIX A

I hereby certify that:

I have received a current copy of the Code of Conduct and the Gift & Entertainment Policy, and have read and understand the Code and this policy. I recognize that I am subject to the Code of Conduct and the Gift & Entertainment Policy.

Print Name

Signature

Date

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FIRST EAGLE FUNDS AND FIRST EAGLE VARIABLE FUNDS (each a “Fund”) and

FIRST EAGLE INVESTMENT MANAGEMENT, LLC (the “Adviser”)

PERSONAL SECURITIES TRADING CODE OF ETHICS

Selected Regulatory Guidance

Investment Company Act of 1940 - Rule 17j-1

Investment Advisers Act of 1940 – Rule 204A-1

Regulatory Summary

Rules 17j-1 and 204A-1 under the Investment Company Act of 1940 (the “Act”) and Investment Advisers Act (the “Advisers Act”), respectively, make it unlawful for certain persons, in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a registered investment company. In compliance with Rules 17j-1 and 204A-1, this Code contains provisions that are reasonably necessary to eliminate the possibility of any such conduct.

Policy

1.	Statement of General Principles

This Personal Securities Trading Code of Ethics (“Code”) expresses the policy and procedures of First Eagle Investment Management, LLC (“FEIM” or the “Adviser”) and FEF Distributors, LLC (“FEF Distributors”), First Eagle Funds and First Eagle Variable Funds (each a “Fund”). The Code is enforced to insure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Funds or an Account (as defined herein). Investment company personnel must at all levels act as fiduciaries, and as such must place the interests of the shareholders of the Funds or an Account before their own.

2.	Definitions

“Access Person” shall mean any director, trustee, officer, general partner of the Funds or of the Adviser, or any Advisory Person of the Funds or of the Adviser, or anyone who has access to non-public information regarding the Funds’ or Accounts’ purchase or sale of securities and is under the Adviser’s supervision and control.

“Account” shall mean any account or investment vehicle (other than a Fund) for which the Adviser may act as adviser or subadviser.

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“Advisory Person” of the Funds or an Account means any employee of the Funds or the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds or any Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any natural person in a control relationship with the Funds or the Adviser who obtains information concerning recommendations made to the Funds or an Account with regard to the purchase or sale of a security. These latter persons are referred to as “Control Advisory Persons” to the extent they obtain such information on other than an isolated basis.

“Automatic Investment Plan” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

The term “beneficial ownership” shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. “Indirect pecuniary interest” includes, but is not limited to, an interest in a Security held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and in-laws. Determination of what circumstances constitute an “indirect pecuniary interest” is within the discretion of the Chief Compliance Officer (following consultation with the Investment Compliance Committee).

“Board” shall mean the board of directors of the Funds.

“Chief Compliance Officer” shall mean the Chief Compliance Officer appointed by the Board of the Funds or the Chief Compliance Officer appointed by the Adviser, if different, and any of his, her or their designees.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

The term “Covered Security” shall mean a security defined in Section 2(a)(36) of the Act and shall include options, but shall not include direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, other money market instruments including repurchase agreements, and shares of registered open-end investment companies operating as money market funds as contemplated by Rule 2a-7 of the Act. For the avoidance of doubt, the term Covered Security shall include a First Eagle or other Mutual Fund Security.

“Disinterested Director” of the Funds shall mean a director or trustee thereof who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the Act.

“Fund” or “Funds” shall mean First Eagle Funds and First Eagle Variable Funds and any other registered investment company for which the Adviser may act as adviser or subadviser.

The term “First Eagle Security” shall mean any security issued by a separate investment portfolio of a Fund (e.g., a security issued by First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Fund of America or First Eagle Overseas Variable Fund).

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“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), by or for an issuer of such securities which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15d of the Securities Exchange Act of 1934 Act.

“Investment Compliance Committee” shall mean the committee appointed by the management of the Adviser.

“Investment Persons” of the Funds or the Adviser includes Portfolio Managers and those persons who provide information and advice to the Portfolio Managers or who help execute the Portfolio Managers’ decisions (e.g. securities analysts and traders) and shall also include any natural person in a control relationship with the Funds or the Adviser who obtains information concerning recommendations made to the Funds or an Account with regard to the purchase or sale of a security.

“Limited Offering” shall mean an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

The term “Mutual Fund Security” shall mean any security issued by a registered open-end investment company, other than a security of such a company operating as a money market fund as contemplated by Rule 2a-7 of the Act.

“Portfolio Managers” shall mean those persons who have direct responsibility and authority to make investment decisions for a Fund or an Account.

“Principal Underwriter” shall mean FEF Distributors.

The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security. The sale of a Mutual Fund Security includes its redemption by the issuing mutual fund company or the exchange of the Mutual Fund Security in accord with the exchange policies of the issuing mutual fund company.

Procedures

3.	Prohibited Securities Transactions

The prohibitions described below will only apply to a transaction in a Covered Security in which the designated person has, or by reason of such transaction acquires or disposes, any direct or indirect beneficial ownership in such Covered Security (“Securities Transaction”).

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A.	Blackout Trading Periods - Access Persons

No Access Person shall execute a Securities Transaction on a day during which the Funds or an Account have a pending buy or sell order in that same Covered Security until that order is executed or withdrawn. Any profits realized on trades within the proscribed periods are required to be disgorged to a charity selected by the Adviser.

B.	First Eagle and Other Mutual Fund Securities – Access Persons

No Access Person shall engage in a market timing or similar arbitrage strategy with respect to Mutual Fund Shares. For purposes of this prohibition, the purchase and sale, or sale and purchase, of the same Mutual Fund Security (other than First Eagle Securities, the relevant restrictions for which are described in the next paragraph) within 30 calendar days shall be presumed to be market timing unless determined otherwise by the Investment Compliance Committee in writing in advance of a particular transaction. This prohibition covers transactions for clients, as well as transactions for personal accounts. Any profits realized on personal trades in violation of this prohibition are required to be disgorged to a charity selected by the Adviser.

With regard to First Eagle Securities, Access Persons are subject to a short-term holding period of the same length as that generally applied by the relevant portfolio of the Funds with respect to its redemption fee policies. Transactions in First Eagle Securities not effected though an Access Person’s retirement, deferred compensation or other employer-sponsored savings program may be effected only through FEF Distributors (or another broker approved for such trades by the Investment Compliance Committee). Regardless of the account in which they are effected, transactions in First Eagle Securities are subject to the reporting requirements of Section 6 below. Any profits realized on trades within the required holding period are required to be disgorged to a charity selected by the Adviser.

C.	Blackout Trading Periods - Portfolio Managers and Investment Persons

No Portfolio Manager shall buy or sell a Covered Security within seven calendar days before the Fund or Account that he or she manages trades in that Covered Security. No Portfolio Manager shall buy or sell a Covered Security within seven calendar days after the Fund or Account that he or she manages trades in that Covered Security if such purchase or sale is on the opposite side of the market as that of the Fund or Account. No Investment Person shall buy or sell a Covered Security within seven calendar days before the Fund or Account to which he or she provides analysis, trading or other investment support services trades in that Covered Security. No Investment Person shall buy or sell a Covered Security within seven calendar days after the Fund or Account to which he or she provides analysis, trading or other investment support services trades in that Covered Security if such purchase or sale is on the opposite side of the market as that of the Fund or Account. Any profits realized on trades within the proscribed periods are required to be disgorged to a charity selected by the Adviser.

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D.	Ban on Short-Term Trading Profits - Investment Persons and Control Advisory Persons

Investment Persons, including, for this purpose, Control Advisory Persons, may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. (This prohibition does not apply to First Eagle or other Mutual Fund Securities, which are covered by the separate requirements of Section 3B.) Any profits realized on such short-term trades are required to be disgorged to a charity selected by the Adviser.

E.	Ban on Securities Purchases of an Initial Public Offering – Access Persons, Investment Persons and Control Advisory Persons

Access Persons and Investment Persons, including, for this purpose, Control Advisory Persons, may not acquire any securities in an Initial Public Offering.

F.	Securities Offered in a Limited Offering – Access Persons, Investment Persons and Control Advisory Persons

Access Persons and Investment Persons, including, for this purpose, Control Advisory Persons, may not acquire any securities in a limited offering without the prior written consent of the Chief Compliance Officer. Furthermore, should written consent be given, Investment Persons are required to disclose such investment when participating in an Account’s or Fund’s subsequent consideration of an investment in such issuer. In such circumstances, the Account’s or Fund’s decision to purchase securities of such issuer should be subject to an independent review by the Investment Compliance Committee.

4.	Exempted Transactions

A. Subject to compliance with preclearance procedures in accordance with Section 5 below, the prohibitions of Sections 3A, 3B, 3C and 3D of this Code shall not apply to:

(i) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

(ii) Purchases or sales of securities which are not eligible for purchase or sale by the Funds or an Account. Transactions in First Eagle and other Mutual Fund Securities shall not be exempted under this Section 4.A(ii).

(iii) Purchases or sales which are non-volitional on the part of either the Access Person, the Funds or an Account.

(iv) Purchases which are part of an Automatic Investment Plan.

(v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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(vi) Any equity securities transaction, or series of related transactions, involving 500 shares or less or amounting to $10,000 or less, in the aggregate if (i) the Access Person has no prior knowledge of transactions in such Covered Security by an Account or the Funds and (ii) if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion at the time of purchase. Transactions in First Eagle and other Mutual Fund Securities shall not be exempted under this Section 4.A(vi).

(vii) Any fixed income securities transaction involving $50,000 principal amount or less if the Access Person has no prior knowledge of transactions in such securities by an Account or the Funds.

(viii) All other transactions contemplated by an Access Person which receive the prior approval of the Investment Compliance Committee in accordance with the preclearance procedures described in Section 5 below. Purchases or sales of a specific Covered Security (other than First Eagle or other Mutual Fund Securities, as to which the provisions of the following two sentences apply) may receive the prior approval of the Investment Compliance Committee because the Committee has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impact on an Account or the Funds or on the Account’s or the Fund’s ability to purchase or sell such Covered Securities. In the case of a transaction in a Mutual Fund Security subject to preclearance under the first paragraph of Section 3B, such a purchase or sale may be deemed by the Investment Compliance Committee not to constitute market timing upon review of the transactions particular circumstances. In the case of a transaction in a First Eagle Security subject to preclearance under the second paragraph of Section 3B, the transaction may be excepted by the Investment Compliance Committee from the normal holding period requirement contemplated thereby (but not from any applicable redemption fee) in exceptional circumstances (for example, in cases of significant market disruption or significant personal hardship on the part of the Access Person or his or her immediate family).

B. The prohibition in Section 3A shall not apply to Disinterested Directors of the Funds, unless a Disinterested Director, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director of the Funds, should have known that the Funds had a pending buy or sell order in that same Covered Security, which order had not yet been executed or withdrawn.

C. A transaction by Access Persons (other than Investment Persons) inadvertently effected during the period proscribed in Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any relevant Securities Transaction by an Account or the Funds.

D. A transaction by Investment Persons inadvertently effected during the period proscribed in Section 3C will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any relevant Securities Transaction by an Account or the Funds.

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E. The prohibition in Section 3D shall not apply to profits earned from a Securities Transactions in which securities are not the same (or equivalent) to those owned, shorted or in any way traded by the Funds or an Account during the 60 day period; provided, however, that if the Investment Compliance Committee determines that a review of the Access Person’s reported personal securities transactions indicates an abusive pattern of short-term trading, the Committee may prohibit such Access Person from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days whether or not such Covered Security is the same (or equivalent) to that owned, shorted or in any way traded by an Account or the Funds.

F. The prohibitions of Sections 3A, 3B, 3C and 3D of this Code shall not apply to Securities Transactions involving [10,000 shares or less of] broad-based market exchange traded funds (ETFs) and HOLDRs. (These Securities are not exempt from the Initial, Annual or Quarterly reporting requirements.)

5.	Preclearance

Access Persons (other than Disinterested Directors, except as described in the next paragraph) must preclear all Securities Transactions. In the case of First Eagle Securities and other Mutual Fund Securities, preclearance is required only if the proposed transaction would otherwise violate Section 3B. Pre-clearance shall not be required for Securities Transactions involving [10,000 shares or less of] broad-based market exchange traded funds (ETFs) and HOLDRs. (These Securities are not exempt from the Initial, Annual or Quarterly reporting requirements.)

All requests for preclearance must be submitted to the Investment Compliance Committee or its designee(s). Such requests shall be made by submitting a Personal Investment Request Form through ASBNET, the Adviser’s intranet, substantially in the form annexed hereto as Appendix A, as the same may be amended or supplemented from time to time. All approved orders must be executed by the close of business on the day preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

Disinterested Directors must preclear transactions in First Eagle Securities that would otherwise violate Section 3B, but need not preclear their personal investments in other securities unless a Disinterested Director knows, or in the course of fulfilling his or her official duties as a Disinterested Director should know, that, within the most recent 15 days, any of the Funds have purchased or sold, or considered for purchase or sale, such Covered Security or is proposing to purchase or sell, directly or indirectly, any Covered Security in which the Disinterested Director has, or by reason of such Securities Transaction would acquire, any direct or indirect beneficial ownership.

6.	Reporting

A. The Chief Compliance Officer shall periodically identify all Access Persons, Advisory Persons and Investment Persons and inform such persons of their respective reporting and compliance obligations under this Code of Ethics.

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B. Access Persons (other than Disinterested Directors) are required to direct their broker(s) (and any mutual fund company with which they maintain an account) to supply to the Chief Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all securities or mutual fund accounts, whether existing currently or to be established in the future. A sample letter for this purpose is attached as Appendix B. The Securities Transaction reports and/or duplicates should be addressed “Personal and Confidential.” Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rules 17j-1 of the Act and 204A-1 of the Advisers Act.

C. A Disinterested Director shall report to the Chief Compliance Officer, no later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected, the information required in Appendix C hereto with respect to (i) any sale, redemption or exchange of a First Eagle Security and (ii) any Securities Transaction in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a Covered Security that such Disinterested Director knew, or in the course of fulfilling his or her official duties as a director should have known, during the 15-day period immediately preceding or after the date of the Securities Transaction by the Disinterested Director, to have been purchased or sold by the Funds or considered for purchase or sale by the Funds. With respect to those transactions executed through a broker, a Disinterested Director of the Funds may fulfill these requirements by directing the broker(s) to transmit to the Chief Compliance Officer a duplicate of confirmations of such transactions, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future. The transaction reports and/or duplicates should be addressed “Personal and Confidential” and submitted to the Chief Compliance Officer and may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates. Securities Transactions effected for any account over which a Disinterested Director does not have any direct or indirect influence or control, or which is managed on a discretionary basis by a person other than the Disinterested Director and with respect to which such Disinterested Director does not in fact influence or control such transactions, need not be reported.

D. Whenever a person designated as an Investment Person recommends that an Account or the Funds purchase or sell a Covered Security, he or she shall disclose to the person to whom the recommendation is made, as well as to the Chief Compliance Officer, whether he or she presently owns such Covered Security, or whether he or she is considering the purchase or sale of such Covered Security.

E. Not later than ten days after a person becomes an Access Person, the Access Person will disclose all personal securities holdings and all their accounts with any broker, dealer or mutual fund company (which information must be as of a date no more than forty-five days before the report is submitted), which shall contain the following information:

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The title and type of security, and as applicable the exchange ticker symbol or CUSIP number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

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•	The name of any broker, mutual fund company, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit;

•	The nature of the interest (i.e., direct or indirect ownership);

•	The name and number of any such account; and

•	The date the Access Person submits the report.

The Access Person shall immediately notify the Chief Compliance Officer upon establishing any account with a securities or derivatives broker or dealer or a mutual fund company.

F. Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer or other designated person, no later than 30 days after the end of each calendar quarter, the following information or such information as required by the CCO:

(a)	With respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The nature of interest (i.e., direct or indirect ownership);

•	The name of the broker, mutual fund company, dealer or bank with or through which the transaction was effected; and

•	The date the Access Person submits the report.

(b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, mutual fund company, dealer or bank with whom the Access Person established the account;

•	The date the account was opened or closed;

•	The name and number of any such account; and

•	The date that the report is submitted by the Access Person.

Such report shall be in substantially the form of Appendix F.

G. All personal matters discussed with the Chief Compliance Officer, or members of the Investment Compliance Committee, and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Board of the Funds and the Adviser and by the appropriate regulatory agencies.

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7.	Annual Certification

A. Each Access Person must acknowledge in writing his or her receipt of the Code and any amendments. In addition, on an annual basis Access Persons will be sent a copy of this Code for their review. Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code. A sample of the certification is attached as Appendix D.

B.	Annual Holdings, Transactions and Accounts Reports

Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer or other designated person, no later than January 31 of every calendar year, the following information (which information must be current as of a date no more than 45 days prior to the date of such report) or such other information as required by the CCO:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker, mutual fund company, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	The date the Access Person submits the report.

Such report shall include the quarterly transactions for the fourth quarter and shall be in substantially the form of Appendix G.

An Access Person need not make a report under this Section 7B with respect to: (i) securities held in any account over which that person had no direct or indirect influence or control; or (ii) transactions effected pursuant to an Automatic Investment Plan.

Each Access Person shall file with the Chief Compliance Officer as part of the report required by this section the names and affiliations of immediate family members residing with such person, who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Adviser’s personnel in the discharge of their duties.

8.	Confidential Status of the Accounts’ and the Funds’ Portfolios

The current portfolio positions of the Accounts and Funds managed, advised and/or administered by the Adviser and current portfolio transactions, programs and analyses must be kept confidential.

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If non-public information regarding an Account’s or Fund’s portfolio should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

9.	Non-Public Material Information

No Access Person may purchase or sell any Covered Security, or be involved in any way in the purchase or sale of a Covered Security, while in possession of material non-public information about the Covered Security or its issuer, regardless of the manner in which such information was obtained. This prohibition covers transactions for clients, as well as transactions for personal accounts.

Furthermore, no Access Person possessing material non-public information may disclose such information to any person other than the Chief Compliance Officer, except to the extent authorized by the Chief Compliance Officer. Disclosing non-public material information to others is known as “tipping” and is prohibited.

Non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is information which an investor would consider important in making an investment decision and which would substantially affect the market price of a security if disclosed.

10.	Gifts - Investment Persons

Investment Persons shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Funds or an Account. For purposes of this Code, “more than de minimis value” shall mean any gift in excess of a value of $100 per year.

11.	Services as a Director in a Publicly Traded Company - Investment Persons

Investment Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Board of the Funds, based upon a determination that the board service would be consistent with the interests of the Funds and its shareholders (and/or an Account). When such authorization is provided, the Investment Persons serving as a director will be isolated from making investment decisions with respect to the pertinent company through “Chinese Wall” or other procedures.

12.	Outside Employment

No Access Person may render investment advice to persons other than the Adviser’s clients, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved in writing by the Adviser. All transactions for such outside advisory clients of the Access Person are subject to the reporting requirements of Section 6 above.

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13.	Compliance Review

The Chief Compliance Officer shall compare the reported personal Securities Transactions with completed and contemplated portfolio transactions of the Funds or an Account to determine whether a violation of this Code may have occurred. The Chief Compliance Officer shall compare reported First Eagle Securities Transactions with Fund or Account records to determine whether a violation of this Code may have occurred. Finally, the Chief Compliance Officer shall review reported Mutual Fund Securities Transactions (other than First Eagle Securities, the reviews for which are described in the preceding sentence) to determine whether market timing or other inappropriate short-term trading with respect to the relevant mutual fund has occurred. The Chief Compliance Officer shall bring any questionable transactions to the attention of the Investment Compliance Committee. Before making any determination that a violation has been committed by any person, the Investment Compliance Committee shall give such person an opportunity to supply additional information regarding the Securities Transaction in question.

14.	Sanctions

The Board of the Funds and/or senior management of the Adviser will be informed of violations of this Code on a quarterly basis and may impose such sanctions as they deem appropriate, including inter alia, a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a Securities Transaction done in violation of this Code.

15.	Board Review

The Board of the Funds shall annually receive a copy of the existing Code, along with a list of recommendations, if any, to change the existing Code based upon experience, evolving industry practices or developments in applicable laws or regulations. No less frequently than annually, the Chief Compliance Officer shall submit to the Board of the Funds a written report that:

A. Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or its procedures and sanctions imposed in response to the material violations; and,

B. Certifies that the Funds, and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

16.	Recordkeeping

The Chief Compliance Officer shall maintain, at the Funds’ and the Adviser’s principal place of business, the following record and shall make these records available to the Securities and Exchange Commission and its representatives:

A.	A copy of each Code in effect during the past five years.

B.	A record of any violation and the action taken.

C.	A copy of each Access Person’s reports.

D.	A record of all Access Persons.

E.	A copy of the written reports to the Board.

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F.	A record of the reasons for preapproving transactions in Initial Public Offerings or Private Offerings of Covered Securities.

G.	A record of the reasons for preapproving transactions that would otherwise violate Section 3B.

17. Reporting of Code Violations. Each employee shall promptly notify the Chief Compliance Officer of any violation of the Code.

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Appendix A

This trade approval request is the form used on FEIM’s intranet website (http://FEIMNET). All Securities Transactions (except as described in the following sentence) should receive preclearance through the intranet site. In the case of First Eagle and other Mutual Fund Securities, only Securities Transactions that would otherwise violate Section 3B require preclearance.

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Appendix B

Date

XYZ Broker Dealer/Mutual Fund Company

Re:

Dear Sir/Madam:

Please accept this letter as permission, to allow                     , an employee of our firm, to maintain an account(s) with your firm.

In regards to the above, please send duplicate confirmations and statements on all transactions to the following:

First Eagle Investment Management, LLC Attn: Compliance Department 1345 Avenue of the Americas New York, NY 10105-4300

Thank you for your prompt attention to this matter.

Very truly yours,

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:

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Appendix C

Information required to be reported:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale, exchange or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer, bank or mutual fund company with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

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Appendix D

Certification

I hereby certify that:

I have received a current copy of the Personal Securities Trading Code of Ethics and the First Eagle Investment Management, LLC Code of Conduct Under the Advisers Act Rule 204A-1, and have read and understand these Codes.

I recognize that I am subject to these Codes and certify that have complied with the requirements of the Codes.

I have disclosed or reported all my personal securities transactions required to be disclosed or reported pursuant to the Codes.

Signature

Print Name

Date

Appendix E

INITIAL HOLDINGS AND ACCOUNTS REPORT

Statement to First Eagle Investment Management, LLC

By:	(Please print your full name)
Today’s Date:

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As of the date appearing above, the following are each and every Covered Security and account in which I have a direct or indirect “Beneficial Interest”.

Name of Security/Fund	Amount (No. of Shares or Principal Amount)	Exchange Ticker Symbol or CUSIP	Interest Rate/Maturity Date (if applicable	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct ownership, Spouse, Control, Etc.	Broker, Dealer (or Bank Acting as Broker) Involved

As of the date appearing above, the following accounts (including brokerage accounts, accounts with mutual fund companies, and bank accounts used substantially as brokerage accounts) are those with respect to Reportable Securities of which I have a direct or indirect Beneficial Interest:

Account Name and Number	Firms Through Which Transactions Are Effected

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I certify that the Covered Securities listed above, are the only such securities in which I have a direct or indirect Beneficial Interest and that the accounts listed above are the only securities accounts in which I have a direct or indirect Beneficial Interest.

Signature:

Received By:	Reviewed By:

Title:	Title:

Date:	Date:

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APPENDIX F

QUARTERLY TRANSACTION AND ACCOUNTS REPORT

Statement to First Eagle Investment Management, LLC

By:	(Please print your full name)

For the Calendar quarter ended                     .

The following are all transactions in Covered Securities of which I have a direct or indirect Beneficial Interest.

Name of Security/Fund	Amount (No. of Shares or Principal Amount)	Exchange Ticker Symbol or CUSIP	Interest Rate/Maturity Date (if applicable	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct ownership, Spouse, Control, Etc.	Broker, Dealer (or Bank Acting as Broker) Involved

Since the prior Quarterly Report, the following accounts (including brokerage accounts, accounts with mutual fund companies, and bank accounts used substantially as brokerage accounts) have been opened with respect to Covered Securities of which I have a direct or indirect Beneficial Interest:

Account Name and Number	Firms through which Transactions Are Effected	Date Account Opened or Closed

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In connection with any purchases or sales of securities for clients during the quarter, I disclosed to First Eagle Investment Management, LLC any material interests in my personal securities which might reasonably have been expected to involve a conflict with the interests of clients. Also, I have disclosed all my Covered Securities holdings to First Eagle Investment Management, LLC.

The names and affiliations of my Immediate Family who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of First Eagle Investment Management, LLC personnel in the discharge of their duties are as follows:

Names	Affiliations

Date:	Signature:

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APPENDIX G

ANNUAL HOLDINGS, TRANSACTIONS AND ACCOUNTS REPORT

Statement to First Eagle Investment Management, LLC

By:	(Please print your full name)

The following are all transactions in Covered Securities of which I have a direct or indirect Beneficial Interest effected during the fourth quarter.

Name of Security/Fund	Amount (No. of Shares or Principal Amount)	Exchange Ticker Symbol or CUSIP	Interest Rate/Maturity Date (if applicable	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct ownership, Spouse, Control, Etc.	Broker, Dealer (or Bank Acting as Broker) Involved

Since the prior Quarterly Report, the following accounts (including brokerage accounts, accounts with mutual fund companies and bank accounts used substantially as brokerage accounts) have been opened with respect to Covered Securities of which I have a direct or indirect Beneficial Interest:

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

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In connection with any purchases or sales of securities for clients during the quarter, I disclosed to First Eagle Investment Management, LLC any material interests in my Covered Securities which might reasonably have been expected to involve a conflict with the interests of clients.

The names and affiliations of my Immediate Family who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of First Eagle Investment Management, LLC ‘s personnel in the discharge of their duties are as follows:

Names	Affiliations

I certify that the following are all Covered Securities of which I had a direct or indirect Beneficial Interest as of the year end December 31, 200  .

Name of Security	Amount (No. of Shares or Principal Amount	Nature of Interest (Direct Ownership, Spouse, Control, Etc.	Broker, Dealer (or Bank acting as Broker

*	Note: In lieu of you listing on this form each and every Covered Security held as of year-end, you may attach as an exhibit to this document your annual statement(s) from every brokerage firm with which you have a Beneficial Interest. Notwithstanding this accommodation, it remains your sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses ALL Covered Securities holdings as of year-end.

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Employee Signature:

Date:

Received By:	Reviewed By:

Title:	Title:

Date:	Date:

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